                                 Exhibit 99.4

                            STOCK OPTION AGREEMENT

                FOR NON-INCENTIVE STOCK OPTIONS PURSUANT TO THE

                       ILLINOIS COMMUNITY BANCORP, INC.
                     1996 STOCK OPTION AND INCENTIVE PLAN

     STOCK OPTION for a total of _____ shares of Common Stock, par value $0.01 per share, of Illinois Community Bancorp, Inc. (the "Company") is hereby granted to _____________ (the "Optionee") at the price set forth herein, and in all respects subject to the terms, definitions and provisions of the Illinois Community Bancorp, Inc. 1996 Stock Option and Incentive Plan (the "Plan") which has been adopted by the Company and which is incorporated by reference herein, receipt of which is hereby acknowledged. Such Stock Options do not comply with
                                                               ---
Options granted under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     1.  Option Price.  The option price is $_____ for each share, being 100% of
         ------------
the fair market value, as determined by the Committee, of the Common Stock on the date of grant of this Option.

     2.  Exercise of Option.  This Option shall be exercisable in accordance
         ------------------
with provisions of the Plan as follows:

          (i)  Schedule of rights to exercise.
               ------------------------------

                                                         Percentage of Total Shares
     Years of Continuous Employment                      Subject to Option Which May
     After Date of Grant of Option                             Be Exercised
     ------------------------------                      ---------------------------
     Upon Grant                                                   0%
     1 year but less than 2 years                                20%
     2 years but less than 3 years                               40%
     3 years but less than 4 years                               60%
     4 years but less than 5 years                               80%
     5 years or More                                            100%

     (ii)  Method of Exercise.  This Option shall be exercisable by a written
           ------------------
notice which shall:

     (a) state the election to exercise the Option, the number of shares with respect to which it is being exercised, the person in whose name the stock certificate or certificates for such shares of Common Stock is to be registered, his address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

     (b) contain such representations and agreements as to the holders' investment intent with respect to such shares of Common Stock as may be satisfactory to the Company's counsel;

     (c) be signed by the person or persons entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option; and

Non-ISO Agreement
page 53


     (d) be in writing and delivered in person or by certified mail to the Treasurer of the Company.

     Payment of the purchase price of any shares with respect to which the Option is being exercised shall be by cash, Common Stock, or such combination of cash and Common Stock as the Optionee elects. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

     (iii)  Restrictions on exercise.  The Option may not be exercised if the
            ------------------------
issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to his exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

     3.   Withholding.  The Optionee hereby agrees that the exercise of the
          -----------
Option or any installment thereof will not be effective, and no shares will become transferable to the Optionee, until the Optionee makes appropriate arrangements with the Company for such tax withholding as may be required of the Company under federal, state, or local law on account of such exercise.

     4.   Non-transferability of Option.  This Option may not be transferred in
          -----------------------------
any manner otherwise than by will or the laws of descent or distribution. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee. Notwithstanding any other terms of this agreement, to the extent permissible under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, this Option may be transferred to the Optionee's spouse, lineal ascendants, lineal descendants, or to a duly established trust, provided that such transferee shall be permitted to exercise this Option subject to the same terms and conditions applicable to the Optionee.

Non-ISO Agreement
page 54

     5.  Term of Option.  This Option may not be exercisable for more than ten
         --------------
years from the date of grant of this Option, as set forth below, and may be exercised during such term only in accordance with the Plan and the terms of this Option.

                                    ILLINOIS COMMUNITY BANCORP, INC.
                                    1996 STOCK OPTION AND INCENTIVE
                                     PLAN COMMITTEE


                                    By_________________________________________



____________________________        Attest____________________________(Seal)
Date of Grant

                   NON-INCENTIVE STOCK OPTION EXERCISE FORM

                                PURSUANT TO THE

                       ILLINOIS COMMUNITY BANCORP, INC.
                     1996 STOCK OPTION AND INCENTIVE PLAN


                                        ___________
                                            Date



Treasurer
Illinois Community Bancorp, Inc.
210 E. Fayette Avenue
Effingham, Illinois  62401-3613

     Re:  1996 Stock Option and Incentive Plan
          ------------------------------------

Dear Sir:

     The undersigned elects to exercise his Non-Incentive Stock Option to purchase ____ shares, par value $.01, of Common Stock of Illinois Community Bancorp, Inc. under and pursuant to a Stock Option Agreement dated ________________, 199__.

     Delivered herewith is a certified or bank cashier's or tellers check and/or shares of Common Stock, valued at the fair market value of the stock on the date of exercise, as set forth below.

             $________  of cash or check
              ________ ____ shares of Common Stock, valued at $____ per share
             $         Total
              ========

     The name or names to be on the stock certificate or certificates and the address and Social Security Number of such person is as follows:

Name____________________________________________________________________________

Address_________________________________________________________________________

Social Security Number__________________________________________________________


                               Very truly yours,


                                  ___________________________________